Exhibit 99.1

PRESS RELEASE
Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS STRONG EARNINGS

GROWTH FOR FOURTH QUARTER AND FULL YEAR 2010

EARNINGS PER SHARE RISE 29% FOR THE QUARTER AND 92% FOR ALL OF 2010;
REVENUE GROWS 27% FOR THE QUARTER AND 23% FOR THE FULL YEAR

Los Angeles, CA — February 3, 2011 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported strong earnings and revenue growth for the fourth quarter and year ended December 31, 2010.

Fourth-Quarter 2010 Results

•                Net income on a U.S. GAAP basis improved 48% to $95.1 million, or $0.30 per diluted share, for the fourth quarter, compared with $64.3 million, or $0.21 per diluted share, for the fourth quarter of 2009.

•                Excluding selected charges(1), net income(2) would have totaled $115.4 million, or $0.36 per diluted share, for the current-year quarter, an increase of 34% compared with net income of $86.0 million, or $0.28 per diluted share, in the fourth quarter of 2009.

•                Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) rose 44% to $241.0 million for the fourth quarter of 2010 from $167.1 million a year earlier.  Excluding selected charges, EBITDA(3) rose 27% to $253.1 million in the current period from $199.0 million in the fourth quarter of 2009. This is tied for the second-best quarterly performance in the Company’s history.

•                Revenue for the quarter totaled $1.7 billion, an increase of 27% from $1.3 billion in the fourth quarter of 2009.  This represents the strongest year-over-year quarterly revenue growth since the fourth quarter of 2007.

Full-Year 2010 Results

•                Net income on a U.S. GAAP basis jumped 501% to $200.3 million, or $0.63 per diluted share, for 2010, compared with $33.3 million, or $0.12 per diluted share, for 2009.

•                Excluding selected charges, net income for 2010 would have totaled $239.8 million, or $0.75 per diluted share, an improvement of 118% from $109.8 million, or $0.39 per diluted share, for 2009.

•                EBITDA for 2010 rose 74% to $647.5 million, compared with $372.1 million for 2009.  Excluding selected charges, EBITDA would have totaled $681.3 million in 2010 — up 50% from $453.9 million in 2009.

•                Revenue for the current year increased 23% to $5.1 billion, compared with $4.2 billion for 2009.

Management Commentary

“The increasing pace of market recovery in 2010 was well matched to CB Richard Ellis’ strengths of people, brand and platform,” said Brett White, the Company’s chief executive officer. “Our professionals around the world executed extremely well and drove our second-most profitable year ever, punctuated by sizable increases in activity across virtually all business lines in the final quarter. We believe the market remains in the early stages of recovery, and we enter 2011 with excellent momentum in most business lines globally.”

The Company posted double-digit revenue gains in the fourth quarter in every global business line except Development Services. Global property sales and leasing activity were particularly strong. Global leasing revenue grew by 35% compared with the fourth quarter of 2009 as market fundamentals continued to stabilize and demand for space rebounded. The strong growth was buoyed by the Company’s leading market position in the world’s major business centers. For example, during the fourth quarter, CB Richard Ellis arranged a 450,000 square foot headquarters lease for Société Générale — the largest office lease in New York City in 2010.

Global sales revenue improved 40% from the year-earlier fourth quarter, as credit availability broadened further and investor sentiment improved. This strong increase is particularly noteworthy because sales volumes had begun to rebound in late 2009 from the depressed levels earlier that year, making for tougher year-over-year comparisons in the current-year quarter.

Outsourcing revenue, which includes property and facilities management, improved by 10%, led by the Americas, which benefited from continued expansion of its client base. The Company continued to sign outsourcing contracts globally at an exceptionally strong pace. A total of 34 long-term contracts were signed in the fourth quarter, matching the record level achieved in the second quarter of 2010.  This total included 18 new outsourcing clients — such as AIG, Allianz Firemen’s Fund, the City of Sacramento, Dentsu, Education Management LLC, the U.S. General Services Administration, Metro AG, and Tahitian Noni International — and 16 existing contract renewals or expansions.

Geographically, revenue growth was led by the Americas. This business segment — the Company’s largest — saw revenue rise 35%, powered by robust growth in both property sales (66%) and leasing (45%). Revenue rose 18% in Asia Pacific, paced by strong increases in India and China.  EMEA revenue rose by 7%, driven by continued strong growth in property sales in core markets, particularly in the U.K. and France. This was partially offset by more modest activity across other business lines, consistent with general economic conditions in the region. Significantly improved performance in the Global Investment Management business also contributed to the Company’s strong results for the fourth quarter.

During the fourth quarter, EBITDA in the Americas Region was negatively impacted by approximately $30 million due to the reinstatement of discretionary incentive compensation earlier than anticipated, yet is within the previously-announced parameters for such cost reinstatements over time. This decision was made in light of the very strong financial performance in this segment and the Company overall.

Fourth-Quarter 2010 Segment Results

Americas Region (U.S., Canada and Latin America)

•                Revenue rose 35% to $1.0 billion, compared with $769.3 million for the fourth quarter of 2009.

•                Operating income rose to $107.4 million from $83.5 million for the fourth quarter of 2009.

•                EBITDA totaled $127.7 million, up 24% from $103.3 million in last year’s fourth quarter.

•                The region saw robust growth across most business lines and a shift in revenue mix toward higher-margin transaction activity, partially offset by the reinstatement of incentive compensation.

EMEA Region (primarily Europe)

•                Revenue rose 7% to $307.3 million from $287.1 million for the fourth quarter of 2009. The increase was driven by growth in Germany, Ireland, Spain and the United Kingdom.

•                Operating income totaled $45.4 million compared with $48.4 million for the same period in 2009.

•                EBITDA totaled $47.6 million compared with $49.0 million in last year’s fourth quarter.

•                Operating income and EBITDA were negatively impacted in the current-year quarter by approximately $5.0 million from foreign currency translation. In addition, current-period results reflect higher costs associated with investments in our business, particularly in the U.K.

Asia Pacific Region (Asia, Australia and New Zealand)

•                Revenue rose 18% to $209.4 million from $177.0 million for the fourth quarter of 2009.

•                Operating income rose 41% to $33.5 million, compared with $23.8 million for the fourth quarter of 2009.

•                EBITDA increased 28% to $34.3 million compared with $26.8 million for last year’s fourth quarter.

•                The improved results reflect higher revenue and profitability in several countries, particularly Australia, China, India and Japan.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                Revenue more than doubled to $79.8 million from $38.7 million in the fourth quarter of 2009.  The Company recognized revenue of $19.9 million from a fund liquidation (carried interest revenue) but did not recognize any such revenue in the prior-year fourth quarter.  Higher acquisition and asset management fees in the current-year quarter also contributed to the revenue increase.

•                Operating income totaled $13.4 million, a strong improvement from an operating loss of $0.7 million in the same period of 2009.

•                EBITDA also increased significantly to $26.0 million from an EBITDA loss of $2.3 million in the prior-year fourth quarter.

•                The improved results were mainly attributable to the increase in revenue as well as higher equity earnings associated with our partnership interest in the liquidated fund. This was partially offset by carried interest incentive compensation expense accruals of $19.8 million related to the fund that liquidated during the quarter as well as future fund liquidations. It compared with a net reversal of $0.2 million in the prior-year period. In addition, results were positively impacted by the reversal of a provision for management fee receivables from another fund that improved its liquidity position during the quarter.

•                The current-year revenue, operating income and EBITDA were also positively impacted by the consolidation of several properties for financial reporting purposes due to a change in accounting regulations effective January 1, 2010. This accounting change had no bottom line impact.

•                Assets under management rose to $37.6 billion, up 8% from year-end 2009 and 5% from the third quarter of 2010.

Development Services (real estate development and investment activities primarily in the U.S.)

•                Revenue totaled $17.4 million, compared with $24.5 million for the fourth quarter of 2009.

•                Operating loss totaled $26.8 million, up from an operating loss of $14.6 million for the same period in 2009.

•                EBITDA improved to $5.4 million from an EBITDA loss of $9.6 million in the prior-year fourth quarter.

•                The wider operating loss was primarily attributable to non-cash write-downs of real estate assets of $24.6 million versus $9.2 million in the prior year period.  The operating loss did not include the offsetting portion attributable to non-controlling interests of $22.2 million and $6.7 million in the fourth quarter of 2010 and 2009, respectively. EBITDA, however, included both items.

•                Improved EBITDA in the current-year period was primarily driven by improved equity earnings associated with gains on property sales.

•                Development projects in process totaled $4.9 billion and the inventory of pipeline deals stood at $1.2 billion.  The in-process total was unchanged from the third quarter of 2010 and up $0.2 billion from year-end 2009. The pipeline was up $0.1 billion from third-quarter 2010 and $0.3 billion from year-end 2009.

2011 Outlook

Given the strong momentum across all business lines in 2010, and particularly in the fourth quarter, the Company anticipates that Earnings Per Share, as adjusted, will be in the range of $0.95 to $1.05 in 2011. The Company is comfortable with this guidance because it believes the market is in the early stages of a commercial real estate recovery that will continue in 2011. However, the Company also recognizes the robust growth achieved in 2010 will make for tougher comparisons in 2011.  In formulating its guidance, the Company took into account the fact that interest expense will be lower in 2011 as a result of its debt paydown and refinancing activities over the past year.

Conference Call Details

The Company’s fourth-quarter earnings conference call will be held on Friday, February 4, 2011 at 10:30 a.m. Eastern Time.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1096 for U.S. callers and 612-332-0636 for international callers.  A replay of the call will be available starting at 2:00 p.m. Eastern Time on February 4, 2011, and ending at midnight Eastern Time on February 11, 2011. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 190706.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2010 revenue).  The Company has approximately 31,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations and financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to grow revenues and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2009 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include amortization expense related to customer relationships resulting from acquisitions, integration and other costs related to acquisitions, cost-containment expenses, the write-down of impaired assets and the write-off of financing costs.

(2) A reconciliation of net income attributable to CB Richard Ellis Group, Inc. to net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, management believes EBITDA is useful to investors to assist them in getting a more accurate picture of the Company’s results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. Amounts shown for EBITDA, as adjusted, remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CB Richard Ellis Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

 (Dollars in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue	$1,651,296	$1,296,499	$5,115,316	$4,165,820

Costs and expenses:
Cost of services	930,869	721,165	2,960,170	2,447,885
Operating, administrative and other	522,128	410,687	1,607,682	1,383,579
Depreciation and amortization	28,865	25,470	108,381	99,473
Total costs and expenses	1,481,862	1,157,322	4,676,233	3,930,937

Gain on disposition of real estate	3,499	1,268	7,296	6,959

Operating income	172,933	140,445	446,379	241,842

Equity income (loss) from unconsolidated subsidiaries	15,228	(15,843)	26,561	(34,095)
Other income	—	3,880	—	3,880
Interest income	2,042	1,339	8,416	6,129
Interest expense	41,329	52,855	191,151	189,146
Write-off of financing costs	18,148	—	18,148	29,255
Income (loss) from continuing operations before provision for income taxes	130,726	76,966	272,057	(645)
Provision for income taxes	58,290	25,836	130,368	26,993
Income (loss) from continuing operations	72,436	51,130	141,689	(27,638)
(Loss) income from discontinued operations, net of income taxes	(641)	—	14,320	—
Net income (loss)	71,795	51,130	156,009	(27,638)
Less: Net loss attributable to non-controlling interests	(23,349)	(13,160)	(44,336)	(60,979)
Net income attributable to CB Richard Ellis Group, Inc.	$95,144	$64,290	$200,345	$33,341

Basic income per share attributable to CB Richard Ellis Group, Inc. shareholders
Income from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.30	$0.22	$0.61	$0.12
Income from discontinued operations attributable to CB Richard Ellis Group, Inc.	—	—	0.03	—
Net income attributable to CB Richard Ellis Group, Inc.	$0.30	$0.22	$0.64	$0.12

Weighted average shares outstanding for basic income per share	315,879,460	298,570,778	313,873,439	277,361,783

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders
Income from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.30	$0.21	$0.60	$0.12
Income from discontinued operations attributable to CB Richard Ellis Group, Inc.	—	—	0.03	—
Net income attributable to CB Richard Ellis Group, Inc.	$0.30	$0.21	$0.63	$0.12

Weighted average shares outstanding for diluted income per share	321,208,613	301,799,194	319,016,887	279,995,081

EBITDA (1)	$240,960	$167,112	$647,467	$372,079

(1) Includes EBITDA related to discontinued operations of $1.1 million and $16.4 million for the three and twelve months ended December 31, 2010, respectively.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Americas
Revenue	$1,037,390	$769,272	$3,217,543	$2,594,127
Costs and expenses:
Cost of services	653,732	471,916	2,015,360	1,649,535
Operating, administrative and other	259,235	199,538	821,391	707,135
Depreciation and amortization	17,033	14,360	60,663	56,883
Operating income	$107,390	$83,458	$320,129	$180,574
EBITDA	$127,669	$103,251	$389,991	$248,238

EMEA
Revenue	$307,275	$287,104	$936,581	$818,136
Costs and expenses:
Cost of services	163,954	147,290	545,354	483,885
Operating, administrative and other	95,438	88,182	302,573	265,667
Depreciation and amortization	2,456	3,191	9,519	11,158
Operating income	$45,427	$48,441	$79,135	$57,426
EBITDA	$47,631	$49,009	$89,407	$66,545

Asia Pacific
Revenue	$209,430	$176,976	$669,897	$524,308
Costs and expenses:
Cost of services	113,183	101,959	399,456	314,465
Operating, administrative and other	60,341	48,924	197,912	155,136
Depreciation and amortization	2,357	2,315	8,419	8,726
Operating income	$33,549	$23,778	$64,110	$45,981
EBITDA	$34,268	$26,770	$70,857	$53,900

Global Investment Management
Revenue	$79,810	$38,671	$215,631	$141,445
Costs and expenses:
Operating, administrative and other	62,533	38,096	177,662	119,878
Depreciation and amortization	3,866	1,255	13,968	4,901
Operating income (loss)	$13,411	$(680)	$24,001	$16,666
EBITDA	$26,040	$(2,285)	$48,556	$4,112

Development Services
Revenue	$17,391	$24,476	$75,664	$87,804
Costs and expenses:
Operating, administrative and other	44,581	35,947	108,144	135,763
Depreciation and amortization	3,153	4,349	15,812	17,805
Gain on disposition of real estate	3,499	1,268	7,296	6,959
Operating loss	$(26,844)	$(14,552)	$(40,996)	$(58,805)
EBITDA (1)	$5,352	$(9,633)	$48,656	$(716)

(1) Includes EBITDA related to discontinued operations of $1.1 million and $16.4 million for the three and twelve months ended December 31, 2010, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CB Richard Ellis Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income attributable to CB Richard Ellis Group, Inc.	$95,144	$64,290	$200,345	$33,341
Cost containment expenses, net of tax	1,949	7,394	9,453	27,110
Write-down of impaired assets, net of tax	2,691	11,676	6,988	20,293
Amortization expense related to customer relationships acquired, net of tax	1,728	1,847	7,331	7,379
Integration and other costs related to acquisitions, net of tax	2,645	768	4,499	3,495
Write-off of financing costs, net of tax	11,220	8	11,220	18,205
Net income attributable to CB Richard Ellis Group, Inc., as adjusted	$115,377	$85,983	$239,836	$109,823

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.36	$0.28	$0.75	$0.39

Weighted average shares outstanding for diluted income per share	321,208,613	301,799,194	319,016,887	279,995,081

EBITDA and EBITDA, as adjusted for selected charges are calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income attributable to CB Richard Ellis Group, Inc.	$95,144	$64,290	$200,345	$33,341
Add:
Depreciation and amortization(1)	29,245	25,470	108,962	99,473
Interest expense(2)	41,797	52,855	192,706	189,146
Write-off of financing costs	18,148	—	18,148	29,255
Provision for income taxes(3)	58,668	25,836	135,723	26,993
Less:
Interest income	2,042	1,339	8,417	6,129

EBITDA(4)	$240,960	$167,112	$647,467	$372,079

Adjustments
Cost containment expenses	3,380	11,867	15,291	43,565
Write-down of impaired assets	4,426	18,769	11,307	32,623
Integration and other costs related to acquisitions	4,335	1,232	7,278	5,617

EBITDA, as adjusted (4)	$253,101	$198,980	$681,343	$453,884

(1)          Includes depreciation and amortization related to discontinued operations of $0.4 million and $0.6 million for the three and twelve months ended December 31, 2010, respectively.

(2)          Includes interest expense related to discontinued operations of $0.5 million and $1.6 million for the three and twelve months ended December 31, 2010, respectively.

(3)      Includes provision for income taxes related to discontinued operations of $0.4 million and $5.4 million for the three and twelve months ended December 31, 2010, respectively.

(4)      Includes EBITDA related to discontinued operations of $1.1 million and $16.4 million for the three and twelve months ended December 31, 2010, respectively.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Americas
Net income attributable to CB Richard Ellis Group, Inc.	$26,368	$23,867	$105,452	$4,121
Add:
Depreciation and amortization	17,033	14,360	60,663	56,883
Interest expense	45,275	45,370	160,685	157,619
Write-off of financing costs	18,148	—	18,148	29,255
Royalty and management service income	(9,962)	(9,000)	(24,363)	(19,280)
Provision for income taxes	32,236	29,822	73,944	23,705
Less:
Interest income	1,429	1,168	4,538	4,065
EBITDA	$127,669	$103,251	$389,991	$248,238

EMEA
Net income attributable to CB Richard Ellis Group, Inc.	$41,619	34,194	$53,314	$33,341
Add:
Depreciation and amortization	2,456	3,191	9,519	11,158
Interest expense	74	452	263	1,172
Royalty and management service expense	4,082	6,825	12,390	13,401
Provision for income taxes	11,596	4,361	27,080	7,861
Less:
Interest income	12,196	14	13,159	388
EBITDA	$47,631	$49,009	$89,407	$66,545

Asia Pacific
Net income attributable to CB Richard Ellis Group, Inc.	$20,813	$25,619	$30,189	$29,131
Add:
Depreciation and amortization	2,357	2,315	8,419	8,726
Interest expense	402	674	2,119	2,979
Royalty and management service expense	5,692	1,904	11,179	4,969
Provision for (benefit of) income taxes	5,182	(3,640)	21,158	8,625
Less:
Interest income	178	102	2,207	530
EBITDA	$34,268	$26,770	$70,857	$53,900

Global Investment Management
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$13,814	$(7,500)	$9,062	$(7,518)
Add:
Depreciation and amortization	3,866	1,255	13,968	4,901
Interest expense	3,720	1,242	22,247	4,289
Royalty and management service expense	188	271	794	910
Provision for income taxes	4,505	2,457	2,731	2,031
Less:
Interest income	53	10	246	501
EBITDA	$26,040	$(2,285)	$48,556	$4,112

Development Services
Net (loss) income attributable to CB Richard Ellis Group, Inc.	$(7,470)	$(11,890)	$2,328	$(25,734)
Add:
Depreciation and amortization(1)	3,533	4,349	16,393	17,805
Interest expense(2)	4,158	5,117	19,224	23,087
Provision for (benefit of) income taxes(3)	5,149	(7,164)	10,810	(15,229)
Less:
Interest income	18	45	99	645
EBITDA(4)	$5,352	$(9,633)	$48,656	$(716)

(1)          Includes depreciation and amortization related to discontinued operations of $0.4 million and $0.6 million for the three and twelve months ended December 31, 2010, respectively.

(2)          Includes interest expense related to discontinued operations of $0.5 million and $1.6 million for the three and twelve months ended December 31, 2010, respectively.

(3)          Includes provision for income taxes related to discontinued operations of $0.4 million and $5.4 million for the three and twelve months ended December 31, 2010, respectively.

(4)          Includes EBITDA related to discontinued operations of $1.1 million and $16.4 million for the three and twelve months ended December 31, 2010, respectively.

CB RICHARD ELLIS GROUP, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$506,574	$741,557
Restricted cash	52,257	46,797
Receivables, net	940,167	775,929
Warehouse receivables (1)	485,433	315,033
Real estate assets (2)	755,509	693,442
Goodwill and other intangibles, net	1,656,656	1,629,276
Investments in and advances to unconsolidated subsidiaries	138,973	135,596
Other assets, net	585,999	701,776
Total assets	$5,121,568	$5,039,406
Liabilities:
Current liabilities, excluding debt	$1,281,452	$989,491
Warehouse lines of credit (1)	453,835	312,872
Revolving credit facility	17,516	21,050
Senior secured term loans	640,500	1,683,610
Senior subordinated notes, net	437,682	436,502
Senior notes	350,000	—
Other debt (3)	156	6,541
Notes payable on real estate (4)	627,528	551,277
Other long-term liabilities	247,104	253,768
Total liabilities	4,055,773	4,255,111

CB Richard Ellis Group, Inc. stockholders’ equity	908,215	629,122
Non-controlling interests	157,580	155,173
Total equity	1,065,795	784,295

Total liabilities and equity	$5,121,568	$5,039,406

(1) Represents loan receivables, the majority of which are offset by the related non-recourse warehouse line of credit facility.

(2) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3) Includes a non-recourse revolving credit line balance of $5.5 million in Development Services as of December 31,  2009.

(4) Represents notes payable on real estate of which $3.7 million and $3.5 million are recourse to the Company as of December 31, 2010 and 2009, respectively.